EXHIBIT 23A



CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of U S WEST, Inc. (the
"Company") on Form S-8 of our reports, which include an explanatory paragraph regarding the Company's discontinuance of accounting for the operations of U S
WEST Communications, Inc. in accordance with Statement of Accounting Standards No. 71, "Accounting for the
Effects of Certain Types of Regulation," in 1993, and a change in the method of accounting for postretirement benefits other than pensions and other postemployment benefits in 1992, dated January 20, 1994, except for the last paragraph in Note 8, for which the date is February 23, 1994, on our audits of the consolidated financial statements and the consolidated financial statement schedules of U S WEST, Inc., as of December
31, 1993 and 1992, and for the three years ended
December 31, 1993, 1992 and 1991.


/s/ Coopers & Lybrand L.L.P.

Denver, Colorado
December 16, 1994